Exhibit 5.1

SMITH MACKINNON, PA

ATTORNEYS AT LAW

POST OFFICE BOX 2254
SUITE 800	ORLANDO, FLORIDA 32802-2254
CITRUS CENTER

255 South Orange Avenue	Telephone (407) 843-7300
Orlando, Florida 32801	Facsimile (407) 843-2448

John P. Greeley	Email: JPG7300@aol.com

May 21, 2013

Centerstate Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Re:	Centerstate Banks, Inc.

2013 Equity Incentive Plan

Gentlemen:

We have acted as counsel to Centerstate Banks, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 1,600,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be offered pursuant to the above-referenced plan (the “Plan”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

Smith Mackinnon, PA

By:	/s/ John P. Greeley
John P. Greeley

JPG:erw

Form S-8 2013